Exhibit 99.2

Earnings Release Script
April 24, 2003
5:00 p.m. EST

John Riley

Good afternoon, I’m John Riley, Director of Investor Relations for GRIC Communications.  This afternoon we will discuss financial results for the first quarter of 2003.  Playback of this call will be available at 1-888-566-0825, through April 28, 2003. Also, on the call for GRIC are Bharat Davé, GRIC’s acting CEO, and Kim Silverman, our Chief Financial Officer.  Bharat will discuss overall company highlights and Kim will summarize our financial results.  We will then take questions.

This call will include “forward-looking” statements, including projections about our business. These forward-looking statements are based on information available to us at the time of this call and we assume no obligation to update any such forward-looking statements.  The statements in this call are not guarantees of future performance and actual results could differ materially from our current expectations as a result of many factors, including the risk factors listed from time to time in our most recent SEC filings and available through www.sec.gov.

At this time I would like to turn the call over to Bharat.

Bharat Davé

Good afternoon, and thank you for joining GRIC Communications today for our quarterly conference call.

I’m happy to report that GRIC turned in a solid performance in the first quarter in the face of a continuing weakness in the world economy and uncertain world conditions that seriously impacted business travel.  We managed to surpass market expectations for both revenue and earnings.  Revenues reached $9.5 million in the first quarter of 2003, an increase of 29 percent over the same period last year. Our net loss was three cents a share compared with 10 cents in the same quarter last year.  Overall gross margins were 54 percent compared with 55 percent in the first quarter of 2002.

Revenue from enterprise customers, which was modest a year ago, grew to 15 percent of total revenue from 10 percent in the fourth quarter of 2002. And we have every reason to expect enterprise revenue to continue to grow in future quarters.  Our enterprise-focused GRIC MobileOffice solution continues to receive positive market acceptance.  This growth in enterprise customer revenue helped to offset the temporary impact of decreased traffic from one of our large customers that was reported to you last quarter.  This company continues to be one of our important customers and we believe the issues we faced are now behind us.

Our strategy of attacking the enterprise sector through dedicated sales and marketing resources, value added resellers, and aggressive pricing is bearing fruit. In the first quarter alone we signed more than 25 enterprise customer and value added reseller agreements. These included Asia Pacific Breweries, Cargolux Airlines, PerkinElmer, and Pillsbury Winthrop. I fully expect that in future quarters we will have the pleasure of announcing the addition of other enterprise customers as more and more companies begin to understand the value of the MobileOffice solution.

GRIC MobileOffice is a solution that provides enterprise customers with the three critical layers of service they need to make their mobile and remote workers as productive when working remotely as they are in their own offices. The access layer provides access to corporate networks via secure dial, Wi-Fi, hotel Ethernet, DSL and cable service. The security layer provides the firewall, intrusion detection, VPN integration and or managed VPN service. Finally, the personalization layer provides a portal to web-based applications that mobile workers need to stay productive.

Not only will we continue to attack the enterprise market with additional sales and marketing resources, but we will also continue to enhance our market offering.  We did just that recently when we announced our managed VPN service plans. And again when we rolled out enhancements to the GRIC MobileOffice client software that allows it to control DSL and cable sessions. Both these enhancements flow from our strategy of delivering more value to the market place with services that reduce complexity and cost for the IT manager while delivering more power and simplicity to the end user.

We anticipate a fairly steady stream of continued enhancements and new service offerings in the months ahead. Regardless of how many enhancements and service offerings we announce, our basic philosophy will remain the same. We will leverage the resources of our partners to bring new services to market just as we are doing with our new managed VPN service. This strategy enables us to integrate leading edge technology into our MobileOffice solution, in order to deliver increased value to our customers, while substantially reducing the need to incur R&D costs at a time when expense dollars are so precious.  As an example, in the case of our managed VPV service, we have partnered with a company that has an unmatched reputation for creating VPN systems for several of the world’s governmental security agencies — which are some of the most demanding customers imaginable.

We expect to announce a series of new partnerships in the months ahead that will allow us to continue to expand and enhance the GRIC MobileOffice service.  But as we’ve noted before, we will continue to do business in a way that requires very little capital investment, while leveraging the strengths of our technology partners and GRIC TierOne Network partners around the world.

We continued to expand our industry-leading Wi-Fi and mobile broadband network in the first quarter, signing several new partners.  For example, there is inter-touch in Australia, which provides hotel Ethernet and Wi-Fi to 140 hotels in 19 countries. This relationship complements the one we already have in place with Wayport that allows us to deliver hot spot access in the U.S. to our customers.  Our growing network now includes nearly 1000 wireless access locations—68 of which are in airports and 7 of which are in convention centers —and 500 broadband Ethernet access locations in hotels in six countries.

As we noted last month, building out the network is important, but it is equally important that we drive demand. In past quarters we have worked with our network partners to roll out Wi-Fi to corporate customers. Those efforts continue and will be expanded in the near future. In addition, we introduced a new service, Business Class Wi-Fi, that for the first time permits enterprise customers to sign up for Wi-Fi only, allowing them to take advantage of new capabilities without disruption to their existing methods.

So no matter how you look at it, the first quarter of 2003 was a noteworthy one for GRIC. We achieved our financial goals, continued to make significant progress in the marketplace, and further enhanced our product and service offerings.

Although the continuation of turmoil and hostilities in the Middle East and the emergence of SARS have each substantially impacted global travel patterns, and may continue to do so for the balance of the current quarter, we are cautiously optimistic about our future.  It is our intention to build on the strong foundation that has been laid in recent quarters and I look forward to reporting our progress to you in the weeks and months ahead.

Now I’d like to turn the call over to our Chief Financial Officer, Kim Silverman, who will take you through the financial results.

Kim Silverman

Thank you Bharat.

Good afternoon — I am very pleased to be taking you through our results today.  First, I would like to take you through the highlights of the operating statement.

Revenue

Revenues for the first quarter were $9.5 million, which was a slight decrease from the prior quarter and a 29% increase over the same quarter of last year.  In the first quarter of 2003, revenue from our enterprise customers grew to represent almost 15% of total revenue, up from 10% in the prior quarter.  This is a sure sign that the transition of our business to the enterprise market has begun.

I am excited to highlight the fact that GRIC’s revenue exceeded our outlook from ninety days ago, when we projected revenue in the range of $9.0 million to $9.3 million.  Last quarter showed us signs of growth.  Revenue for Q2 2003 is projected to be in the range of $9.9 million to $10.3 million, which would represent healthy sequential growth in today’s global business climate.

Gross Margins

I am happy to note that GRIC’s overall gross margins remained strong, ending at 54% in the first quarter, compared with 55% in Q1 of 2002 and 59% in Q4 2002, which included approximately $240,000 of one-time, cost of sales benefit related to the Company’s former VoIP service.  This change in gross margins resulted primarily from the geographic mix of revenue, which varies somewhat each quarter.  In the near term, while pursuing our strategy of capturing enterprise market share, we may choose to price aggressively, which could have an impact on margins.  All factors considered, we expect margins to be in the range of 53% to 55% percent during the second quarter of 2003.

Operating Expenses

Total operating expenses were $5.7 million for the first quarter, a 6% increase from the $5.4 million spent in Q4 2002 and down significantly from the $6.5 million in the first quarter of 2002.

The sequential increase was caused primarily by one-time costs related to the Company’s CEO transition, as previously reported.  The overall decrease in expenses compared with Q1 2002 was due primarily to the cost savings achieved following our June 2002 restructuring.  We intend to continue prudent management of the Company’s expenses.  We plan to continue increasing the level of investment in our direct sales force on an ongoing basis and project operating expenses to be in the range of $5.7 to $5.9 million for the second quarter of 2003.

Net Loss

The net loss in the first quarter of 2003 was  $621,000 or $0.03 per share, as compared to $2.0 million, or $0.10 per share for the first quarter of 2002.  This marks nearly a 70% reduction in net loss year over year.

While we are very pleased with the progress that we made in reaching profitability in Q4 2002, our next objective is to show a profit for the full year 2003.  We have demonstrated that GRIC has a strong, sustainable business model which is capable of generating earnings over the long run.

Now I will move to the Balance Sheet.

One of the key attributes about the company is our strong balance sheet.

In summary:

•                  Cash and short-term investments were over $22 million at the end of the first quarter

•                  We had a modest cash burn in Q1 of $700,000, largely due to non-recurring cash payments related to the Company’s CEO transition and payment of annual D&O insurance premiums.  We expect to turn cash positive as we return to profitability.  We demonstrated in Q4 2002 that when we turn profitable, we can also turn cash flow positive at approximately the same time.

•                  Our DSO remains strong, coming in at 44 days in Q1 of 2003 — in the range level traditionally experienced by GRIC over the past 6 quarters

•                  Our capital expenditures continue to be low.  In fact, we had less than $100,000 in capital spending last quarter.  This achievement is due to our ability to leverage the network of our customers and partners.

•                  And finally, we have no debt

I hope this summary provides you with an insight into the positive progress we have seen, and our success in building on a strong record of historical financial performance.

No other Balance Sheet items warrant comment.

I am now going to turn things back to John for additional comments.

John Riley

Additional Comments

First, The following statements are based on current expectations and information available to us as of April 24, 2003; we do not undertake a duty to update them. Our ability to project future results is inherently uncertain, and becomes increasingly difficult the longer the projection.  In addition, all projected financial performance in our outlook depends on our success in achieving revenue targets.  These statements are “forward-looking” and actual results may differ materially.

At this time I will summarize the Q2 2003 guidance that Kim has provided to you, for GRIC Communications.

GRIC expects revenue in the range of $9.9 to $10.3 million in the second quarter of 2003.

Total gross margins are expected to be in the range of 53 to 55 percent in the second quarter of 2003.

From an expenditure standpoint, our operating expenses are expected to be in the range of $5.7 to $5.9 million in the second quarter as we expect to see continued aggressive expense management.

The Company expects to be profitable for the full 2003 fiscal year.

Finally, let me take a moment to reiterate our Outlook publication procedures.

GRIC will keep its earnings release and Outlook publicly available on its Web site (www.gric.com). Prior to the start of the Quiet Period (which I will describe in a minute), the public can continue to rely on the Outlook on the Web site as still being GRIC’s current expectations on matters covered, unless GRIC publishes a notice stating otherwise.

Towards the end of each fiscal quarter, GRIC will observe a “Quiet Period” when it no longer publishes or updates information about GRIC’s current expectations. During the Quiet Period GRIC representatives will not comment concerning outlook or GRIC’s financial results or expectations. The Quiet Period will extend until the day when GRIC’s next quarterly earnings release is published. For the second quarter, the Quiet Period will be June 15, 2003 through July 24, 2003.

Operator, at this time we would like to entertain questions.

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At this time we would like to thank you for participating on today’s conference call.  We look forward to communicating GRIC’s progress with you in the future.